Exhibit 99.1
For Release at 7:00 AM Eastern on March 25, 2009
DSW INC. REPORTS 2008 FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS
COLUMBUS, Ohio, March 25, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced a net loss of $7.5 million on net sales of $348.2 million for the quarter ended January 31, 2009 compared with net income of $1.1 million on net sales of $332.5 million for the quarter ended February 2, 2008. Same store sales decreased 7.2% versus a decrease of 1.7% last year.
Diluted loss per share was $0.17 for the fourth quarter compared with diluted earnings per share of $0.02 last year.
Annual Results
Net income was $26.9 million on net sales of $1.46 billion for the year-to-date period ended January 31, 2009 compared with net income of $53.8 million on net sales of $1.41 billion for the year-to-date period ended February 2, 2008. Same store sales decreased 5.9% versus a decrease of 0.8% last year.
Diluted earnings per share were $0.61 for the year-to-date period compared with $1.21 last year.
Fiscal 2009 Outlook
The Company anticipates a mid-single digit decrease in comparable store sales and expects to open approximately 10 new DSW stores compared to 41 new stores in 2008. Capital expenditures are expected to decrease to approximately $35 million from $81 million in 2008.
Given the current uncertainty in the macro-economic environment, the Company is not providing guidance for annual diluted earnings per share at this time.
The Company will discuss its 2009 outlook more fully on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 1-800-510-9836 and reference passcode 84948324. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 84841285. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of March 25, 2009, DSW operated 300 stores in 37 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 367 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of our supply agreements with our leased departments; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; the realization of our bankruptcy claim related to Value City Department Stores; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity risks related to our investments; our ability to secure additional credit upon the termination of our existing credit facility; and liquidity risks at Retail Ventures and Filene’s Basement and their impact on DSW and the allocation of shared services. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	February 2,
	2009	2008
ASSETS
Cash and equivalents	$54,782	$61,801
Short-term investments	101,404	70,005
Accounts receivable, net	7,187	14,343
Inventories	244,008	262,037
Prepaid expenses and other current assets	24,790	23,134
Deferred income taxes	21,876	20,302

Total current assets	454,047	451,622

Property and equipment, net	233,366	192,772
Long-term investments, net	1,266	12,500
Goodwill	25,899	25,899
Deferred income taxes and other assets	6,619	11,089

Total assets	$721,197	$693,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$95,211	$114,595
Accrued expenses	63,115	54,310

Total current liabilities	158,326	168,905

Non-current liabilities	97,287	91,497
Total shareholders’ equity	465,584	433,480

Total liabilities and shareholders’ equity	$721,197	$693,882

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen		Fifty two
	weeks ended		weeks ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Net sales	$348,150	$332,520	$1,462,944	$1,405,615
Cost of sales	(276,267)	(259,651)	(1,083,845)	(1,035,480)

Gross profit	71,883	72,869	379,099	370,135
Operating expenses	(83,672)	(71,897)	(336,286)	(288,814)

Operating (loss) profit	(11,789)	972	42,813	81,321
Interest income, net	777	770	2,606	5,970
Other-than-temporary impairment charge on investments	(1,134)		(1,134)

(Loss) earnings before income taxes	(12,146)	1,742	44,285	87,291
Income tax benefit (provision)	4,625	(664)	(17,383)	(33,516)

Net (loss) income	$(7,521)	$1,078	$26,902	$53,775

Basic and diluted (loss) earnings per share:
Basic	$(0.17)	$0.02	$0.61	$1.22
Diluted	$(0.17)	$0.02	$0.61	$1.21

Shares used in per share calculations:
Basic	44,016	43,959	43,998	43,953
Diluted	44,016	44,118	44,218	44,273

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